Exhibit 10.2
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     This Second Amendment to Employment Agreement (“Second Amendment”) is entered into as of July 1, 2009, and amends the Employment Agreement dated as of June 30, 2006, by and between Daniel Parke (the “Executive”) and Parke Acquisition, LLC, a California limited liability company (the “Company”), as amended by the Amendment to Employment dated as of October 1, 2007 (collectively, the “Original Agreement” and together with the Second Amendment, the “Agreement”).
RECITALS
     A. The Company is a wholly owned subsidiary of Lime Energy Co. (formerly known as Electric City Co.) (“Lime”).
     B. As of June 2006, Executive was appointed President of Lime. Lime is headquartered in Elk Grove Village, Illinois. Executive serves as a director of Lime and from time to time attends meetings at Lime’s executive offices or other locations for director and senior management meetings.
     C. As of July 1, 2009, Lime increased the annual salary of Executive to $275,000 per year.
     D. The Company, Lime and Executive desire to amend the Agreement to conform its terms to those contained in each of the employment agreements of Lime’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.
     E. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.
     NOW, THEREFORE, in consideration of the premises set forth above, the parties to the Second Amendment hereby agree to the following amendments to the Agreement:
     1. Section 10 of the Original Agreement is hereby deleted in its entirety and replaced as follows:
          “10. Covenants of Executive.
          10.1 Inventions and Secrecy. Except as otherwise provided in this Section 10.1, Executive (i) shall hold in a fiduciary capacity for the benefit of Lime and its subsidiaries, all secret and confidential information, knowledge, or data of Lime and its subsidiaries obtained by Executive during his employment by Lime, which is not generally know to the public or recognized as standard industry practice (whether or not developed by Executive) and shall not, during his employment by Lime and following the termination of such employment for any reason, communicate or divulge any such information, knowledge or data to any person or entity other than Lime, its subsidiaries or persons or entities designated by Lime; (ii) shall promptly disclose to Lime all inventions, ideas, devices and processes made or conceived by him, alone or jointly with others, from the time of entering Lime’s employ and until such employment is terminated and for a one

(1) year period following such termination, which pertain, whether directly or indirectly, to the business of Lime or its subsidiaries or resulting from or suggested by any work which he may have done for or at the request of Lime or its subsidiaries; (iii) shall at all times during his employment with Lime, assist Lime and its subsidiaries in every proper way (at the expense of Lime) to obtain and develop for the benefit of Lime patents on such inventions, ideas, devices and processes; and (iv) shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable to vest in Lime the entire interest in such inventions, ideas, devices and processes referred to in this Section 10.1.
          10.2 Competition Following Termination. Within the two (2) year period following termination, for any reason, of Executive’s employment with the Company or Lime, Executive shall not, without the prior written consent of Lime, which consent may be withheld at the sole discretion of Lime, (i) engage directly or indirectly, whether as an officer, director, stockholder (of 5% or more of such entity), partner, majority owner, managerial employee, creditor, or otherwise, in the operation, management or conduct of any business that competes with the businesses of Lime or its subsidiaries being conducted at the time of such termination; (ii) solicit, contact, interfere with, or divert any customer served by Lime or its subsidiaries, or any prospective customer identified by or on behalf of Lime or its subsidiaries as of the date of Executive’s termination to divert business from or compete with Lime; or (iii) solicit any person employed by Lime or any of its subsidiaries at the time of such termination to leave such employment. Notwithstanding the foregoing, a response by a Lime employee (or an employee of a subsidiary of Lime) to a non-directed general solicitation shall not be deemed a violation of clause (iii) in this Section 10.2.
          10.3 Acknowledgement. Executive acknowledges that the restrictions set forth in this Section 10 are reasonable in scope and essential to the preservation of the businesses and proprietary properties of Lime and its subsidiaries at the time of such termination and that the enforcement thereof will not in any manner preclude Executive, in the event of termination of his employment with Lime, from becoming gainfully employed to provide a reasonable standard of living for himself, the members of his family and those dependent upon him.
          10.4 Severability/Covenants. The covenants of Executive contained in this Section 10 shall each be construed as any agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against Lime or its subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Lime or its subsidiaries of such covenants. The parties hereto expressly agree and contract that it is not the intention of any party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful and the remainder of such provision and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad, thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in lieu of the overly broad covenant, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.
          10.5 Remedies for Breach. Executive acknowledges that his services pursuant to this Agreement are unique and extraordinary and that irreparable injury will result to Lime and its subsidiaries, and its businesses and properties in the event of a material breach of the terms and conditions of this Section 10 to be performed by him, Lime shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enjoin him from performing services for any other person or entity or otherwise acting in violation of any of the terms of this Section 10, and to obtain damages for any breach of this Section 10.”
     2. Section 11 of the Original Agreement is hereby deleted in its entirety and replaced as follows:
     “11. Indemnification. In addition to any rights Executive may have under Lime’s charter or by-laws, Lime agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, attorneys’ and accountants’ fees) and liabilities (other than settlements to which Lime does not consent, such consent not to be unreasonably withheld) (collectively, “Losses”) reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive’s employment with Lime. Executive shall promptly notify Lime of any claim, action, proceeding or investigation under this paragraph and Lime shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by Lime and approved by Executive; provided that Executive shall have the right to employ counsel to represent him (at Lime’s expense) if Lime’s counsel would have a “conflict of interest” in representing both Lime and Executive. Lime shall not settle or compromise any claim, action, proceeding or investigation without Executive’s consent, which consent shall not be unreasonably withheld or delayed; provided, however, that such consent shall not be required if the settlement entails only the payment of money and Lime fully indemnifies Executive in connection therewith. To the fullest extent permitted by law and Lime’s certificate of incorporation and by-laws, Lime further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation. The provisions of this paragraph shall survive the termination of this Agreement for any reason.”
     3. Section 13(a) of the Original Agreement is hereby deleted in its entirety and replaced as follows:
     ”(a) Governing Law. The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws and decisions of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.”
     4. Section 13(g) of the Original Agreement is hereby deleted in its entirety and replaced as follows:
          “(g) Arbitration. The parties hereto agree that in the event of any disagreements or controversies arising from this Agreement, such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in Chicago, Illinois before one neutral arbitrator. Such arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of written notice of said disagreement or controversy. If the parties cannot mutually agree to an arbitrator within thirty (30) days, then the AAA shall designate the arbitrator. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid as determined by the arbitrator. This paragraph shall survive the termination of this Agreement.”
     5. Section 13(b) of the Original Agreement is hereby amended to correct the reference to “Section 11 above” to read “Section 10.4 above.”
     6. Lime is an intended third-party beneficiary of the Agreement and may enforce its terms as if it were an original party thereto. Lime reaffirms that it pays the salary and other benefits to Executive pursuant to the Agreement.
     7. Executive agrees to perform all his services for the benefit of Lime and the Company, except as otherwise directed by the Board of Directors of Lime.
     8. This Second Amendment may be executed in any number of counterparts, by original signature or facsimile, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one document.
     9. Whenever the term “this Agreement” or “Agreement” is used in the Agreement, it shall mean the Original Agreement as modified by this Second Amendment, subject to any subsequent amendments agreed upon by the parties in accordance with the Agreement.
     10. Except as expressly set forth in this Second Amendment, all other provisions of the Agreement shall be unchanged and remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Employment Agreement as of July 1, 2009.

PARKE ACQUISITION, LLC		LIME ENERGY CO.

By:	/s/ David Asplund	By:	/s/ Jeffrey Mistarz

	Name: David W. Asplund		Name: Jeffrey R. Mistarz
	Title: Manager		Title: Executive Vice President and Chief Financial Officer

/s/ Daniel Parke

Daniel W. Parke